EXHIBIT 4

                                                     As Approved on
                                                      May 6, 1997

                    ATLANTIC AMERICAN CORPORATION

                   1996 Director Stock Option Plan


           1. Purpose. The purpose of this Plan is to attract and retain directors for Atlantic American Corporation, a Georgia corporation (the "Corporation"), and to provide such persons with incentives and rewards for superior performance.

           2. Definitions. As used in this Plan:

           "Board" means the Board of Directors of the Corporation.

           "Code" means the Internal Revenue Code of 1986, as amended from time to time.

           "Committee" means the committee of the Board described in Section 3 of the Plan.

           "Director" means a member of the Board.

           "Disability" means the condition of an Optionee which renders such Optionee unable to engage in any substantial gainful activities by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve (12) months. An Optionee will not be considered to be subject to a Disability until he furnishes a certification from a practicing physician in good standing to the effect that such Director meets the criteria described in this definition.

           "Eligible Directors" mean all Directors except for those who are employees of the Corporation or any Subsidiary of the Corporation.

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

           "Fair Market Value" means the greater of (i) the stated par value of the Stock or (ii) the arithmetic mean of the highest and lowest sale prices of the shares of the Corporation's Stock as reported on The Nasdaq Stock Market's National Market System on (a) the relevant date for valuation or (b) if there are no such sales on such date, the nearest preceding date upon which such sales took place.

           "Option" means an option to purchase shares of Stock, granted pursuant to the Plan and subject to the terms and conditions described in the Plan.

           "Optionee" means a Director who has been granted an Option pursuant to the Plan.

           "Plan" means the Atlantic American Corporation 1996 Director Stock Option Plan, as amended from time to time pursuant to Section 7.

           "Stock" means the Corporation's common stock, par value $.01 per share.

           "Subsidiary" means any corporation in which the Corporation owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of such grant.



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           3.  Administration.  The Plan  will be  administered  by a  committee comprised of not less than two Directors, each of whom is a Non-Employee Director as that term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Committee"). Notwithstanding the foregoing, grants of Options will be automatic as described in Section 5, and the Committee will have no authority, discretion or power to determine the terms of the Options to be granted, the number of shares of Stock to be issued thereunder or the time at which such Options are to be granted, or to establish the duration and nature of Options, except in the sense of administering the Plan subject to the provisions of the Plan. The Committee will have the power to interpret the Plan, to determine all questions thereunder and to adopt and amend such rules and regulations for the administration of the Plan as they may deem desirable. Any interpretation, determination, or other action made or taken by the Committee will be final, binding and conclusive. None of the members of the Committee may be personally liable for any interpretation, determination or other action made in good faith with respect to the Plan or the Options.

           4.   Shares Subject to the Plan.

                (a) Class. The shares that are to be made the subject of Options granted under the Plan will be the Corporation's Stock, which may be authorized but unissued shares or treasury shares. In connection with the issuance of Stock under the Plan, the Corporation may repurchase Stock in the open market or otherwise.

                (b) Aggregate Amount. Subject to Section 8(a), the total number of shares of Stock authorized for issuance pursuant to Options granted under the Plan will not exceed 200,000 shares. If any outstanding Option expires or terminates prior to exercise for any reason, then the Stock allocable to the unexercised portion of such Option will not be charged against the limitation of this Section 4(b) and may again become the subject of an Option granted under the Plan.

           5. Terms, Conditions and Form of Options. Each Option granted under the Plan must be evidenced by a written agreement (the "Agreement") in such form as the Committee will from time to time approve, which Agreement must comply with and be subject to the following terms and conditions:

                (a) Option Grants. Each Eligible Director will be granted an Option to purchase 5,000 shares of Stock on the date of adoption of this Plan by the Board. Each person who is first elected to the Board after the date of adoption of this Plan by the Board, and who is an Eligible Director, will be automatically granted, on the date such person first takes office as a Director and without further action by the Board, an Option to purchase 5,000 shares of Stock. In addition, on the date of the first regular meeting of the Board following the annual meeting of the Corporation's stockholders in each year (commencing in the year after which the Plan becomes effective pursuant to Section 8(e)), each Eligible Director on such date will automatically be granted an Option to purchase 1,000 shares of Stock, without further action by the Board.

                (b) Exercise Period. Each Option, unless terminated, will become exercisable to the extent of 100% of the Stock subject thereto commencing six months after the date of grant; provided, that the Optionee has continuously served as a Director through such date; provided further, however, that any Option granted pursuant to the Plan will become exercisable in full upon the Optionee's death or Disability. Options will terminate five years from the date of grant; provided, however, that in the event any Eligible Director ceases to be a Director for any reason other than death or Disability, all Options granted to such Eligible Director under this Plan will terminate 90 days following the date such Eligible Director ceases to be a Director. To the extent exercisable, an Option may be exercised in full or in part.

                (c) Exercise Price. The price per share of Stock at which an Option may be exercised will be equal to the Fair Market Value on the date the Option is granted pursuant to Section 5(a).



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                (d) Exercise Procedure.  Options may be exercised (in full or in part) from time to time by written notice to the Corporation at its principal office specifying the number of shares of Stock with respect to which the Option is being exercised and accompanied by payment of the exercise price for the shares with respect to which the Option is being exercised (a) in cash, or by check acceptable to the Corporation, (b) by transfer to the Corporation of shares of Stock that have been owned by the Optionee for more than six months prior to the date of exercise and that have a Fair Market Value on the date of exercise equal to such exercise price, or (c) by a combination of such methods of payment. The requirement of payment in cash will be deemed satisfied if the Optionee has made arrangements satisfactory to the Corporation with a broker who is a member of the National Association of Securities Dealers, Inc. to sell on the exercise date a sufficient number of the shares of Stock being purchased so that the net proceeds of the sale transaction will at least equal the exercise price of the shares of Stock being purchased, and pursuant to which the broker undertakes to deliver the full exercise price to the Corporation not later than the date on which the sale transaction will settle in the ordinary course of business.

                (e) Options Non-Transferable. No option granted under the Plan may be transferable other than by will or the laws of descent and distribution without the prior approval of the Committee. No interest of any Optionee under the Plan may be subject to attachment, execution, garnishment, sequestration, the laws of bankruptcy or any other legal or equitable process. Except as provided by the Committee in the case of a transferable option, during the lifetime of the Optionee, Options will be exercisable only by the Optionee who received them or, in the event of the Optionee's incapacity, including incapacity on account of Disability, by the Optionee's guardian or legal representative acting in a fiduciary capacity.

                (f) Death of Optionee. Except as provided by the Committee in the case of a transferable option, in the case of death, Options may be exercised by the person or persons to whom the Optionee's rights under the Option pass by will or applicable law or, if no person has such rights, by the Optionee's executors or administrators.

                (g) No Rights as Shareholder. No Optionee will have any rights as a shareholder with respect to any shares subject to Options prior to the date of issuance to such person of a certificate or certificates for such shares.

           6. Compliance with Other Laws and Regulations. The Plan, the grant and exercise of Options under the Plan, and the obligation of the Corporation to transfer shares under such Options will be subject to all applicable federal and state laws, rules and regulations, including those related to disclosure of financial and other information to Optionees, and to any approvals by any government or regulatory agency as may be required. The Corporation will not be required to issue or deliver any certificates for shares of Stock prior to (a) the listing of such shares on any stock exchange or The Nasdaq Stock Market's National Market System on which the Stock may then be listed, where such listing is required under the rules or regulations of such exchange or system, and (b) the compliance with applicable federal and state securities laws and regulations relating to the issuance and delivery of such certificates; provided, however, that the Corporation will make all reasonable efforts to so list such shares and to comply with such laws and regulations.

           7. Amendment and Discontinuance. The Board may from time to time amend, suspend or discontinue the Plan. No amendment or termination of the Plan shall adversely affect any outstanding Option without the consent of the Optionee.

           8.   General Provisions.

                (a) Adjustments in Event of Change in Stock. The Committee will make or provide for such adjustments in the number of shares of Stock covered by outstanding Options, the exercise price of any such Options, and the kind of shares (including shares of another issuer) covered thereby, as the Committee in good faith determines to be equitably required in order to prevent dilution or expansion of the rights of Optionees that otherwise would result from (a) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Corporation, or (b) any merger, consolidation, spin-off, spin-out, split-off, split-up, reorganization, partial or complete liquidation or other distribution of assets, issuance of warrants or other rights to purchase securities or any other corporate transaction or event having an effect similar to any of the foregoing. The Committee will also make or provide for such adjustments in the maximum number of shares of Stock specified in Section 4(b) of the Plan and the number of shares of Stock specified in Section 5(a) of the Plan as the Committee may in good faith determine to be appropriate in order to reflect any transaction or event described in this Section 8(a).



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                (b) No Right to Continue as a  Director.  Neither the Plan,  the
      granting of an Option nor any other action taken pursuant to the Plan may constitute or be evidence of any agreement or understanding, express or implied, that the Corporation will retain a Director for any period of time or at any particular rate of compensation.

                (c) ERISA. The Plan is not an employee benefit plan that is subject to the provisions of ERISA and the provisions of Section 401(a) of the Code are not applicable to the Plan.

                (d) Non-Statutory Stock Options. All Options granted under the Plan will be non-statutory options not entitled to special tax treatment under Section 422 of the Code.

                (e) Effective Date of the Plan. The Plan will take effect upon its adoption by the Board. Any grants, however, will be null and void in the event that stockholder approval of the Plan is not obtained within twelve (12) months of such effective date.

                (f) Governing Law. The Plan and all interpretations and determinations made and actions taken pursuant hereto will be governed by the laws of the State of Georgia without regard to the choice of law provisions thereof.

                (g) Variation of Pronouns. All pronouns and any variations thereof contained herein will be deemed to refer to masculine, feminine, neuter, singular or plural, as the identity of the person or persons may require.